Prospectus filed pursuant to Rule 424(b)(3)
Registration No. 333-163364

EQUINIX, INC. 301 VELOCITY WAY, FIFTH FLOOR FOSTER CITY, CALIFORNIA 94404	SWITCH & DATA FACILITIES COMPANY, INC. 1715 NORTH WESTSHORE BOULEVARD, SUITE 650 TAMPA, FLORIDA 33607

SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 29, 2010

This is a supplement to the proxy statement/prospectus relating to the special meeting of stockholders of Switch & Data Facilities Company, Inc. (“Switch and Data”) that was mailed to you on or about December 23, 2009 under separate cover (the “proxy statement/prospectus”). The special meeting is being held to consider and vote on the proposal to approve the Agreement and Plan of Merger dated as of October 21, 2009, by and among Equinix, Inc. (“Equinix”), Switch and Data and Sundance Acquisition Corporation, a wholly-owned subsidiary of Equinix.

The purpose of this supplement is to advise Switch and Data stockholders that, notwithstanding the discussion in the proxy statement/prospectus relating to election procedures and the instructions in the enclosed materials, all Switch and Data stockholders of record may submit election forms, regardless of whether such holders became record holders before or after December 18, 2009, until the election deadline, which is 5:00 p.m. Eastern time on the date of the special meeting. Accordingly, references to the election record date in the proxy statement/prospectus and the related discussion indicating that only record holders as of December 18, 2009, may make elections are amended and superseded by this supplement.

Equinix and Switch and Data are distributing this supplement together with election forms and letters of transmittal to all Switch and Data stockholders of record as of December 18, 2009. Switch and Data stockholders who became Switch and Data stockholders of record subsequent to December 18, 2009 and who wish to make an election should contact Equinix’s information agent, Georgeson Inc., toll-free at (888) 219-8417 (banks and broker firms call (212) 440-9800), to obtain an election form and letter of transmittal. Please do not request election forms from Equinix or Switch and Data.

You should read this supplement together with the proxy statement/prospectus. Except as expressly stated above, nothing contained in this supplement shall be deemed to amend, modify or supplement the proxy statement/prospectus.

STEVE SMITH	KEITH OLSEN
Chief Executive Officer & President	Chief Executive Officer & President
Equinix, Inc.	Switch & Data Facilities Company, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved the Equinix common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Proxy statement/prospectus supplement dated December 23, 2009, and first mailed to stockholders on or about December 23, 2009.

In connection with the proposed transaction involving Equinix and Switch and Data, Equinix has filed with the SEC a registration Statement on Form S-4 containing a proxy statement/prospectus. The proxy statement/prospectus was first mailed to stockholders of Switch and Data on or about December 23, 2009. SWITCH AND DATA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Switch and Data stockholders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Equinix and Switch and Data through the website maintained by the SEC at www.sec.gov. In addition, Switch and Data stockholders may obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC from Equinix by directing a request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, CA 94404, Attention: Investor Relations (telephone: 888-222-1162) or going to Equinix’s corporate website at www.equinix.com, or from Switch and Data by directing a request to Switch & Data Facilities Company, Inc., 1715 Westshore Boulevard, Suite 650, Tampa, FL 33607, Attention: Investor Relations (telephone: 866-797-2633) or going to Switch and Data’s corporate website at www.switchanddata.com.